                                                                 EXHIBIT (2)-2

                    Branch Purchase and Assumption Agreement

                                     between

                                    THE BANK

                                       and

                             TRUSTMARK NATIONAL BANK

                            Dated as of June 18, 2003

                                TABLE OF CONTENTS

                                    ARTICLE I
                             PURCHASE AND ASSUMPTION

1.01    Purchase and Sale of Assets.........................................   1
1.02    Transfer of Assets..................................................   1
1.03    Acceptance and Assumption...........................................   3
1.04    Payment of Funds....................................................   5

                                   ARTICLE II
                     CONDUCT OF THE PARTIES PRIOR TO CLOSING

2.01    Covenants of Seller.................................................   7
2.02    Covenants of Buyer..................................................  12
2.03    Covenants of All Parties............................................  13

                                   ARTICLE III
                           PRESENTATION AND WARRANTIES

3.01    Representations and Warranties of Seller............................  13
3.02    Representations and Warranties of Buyer.............................  17
3.03    Disclosure Schedules................................................  18
3.04    Standard............................................................  18

                                   ARTICLE IV
             ACTIONS RESPECTING EMPLOYEES AND EMPLOYEE BENEFIT PLANS

4.01    Employment of Employees.............................................  19
4.02    Terms and Conditions of Employment..................................  19
4.03    Actions to be Taken by Seller.......................................  21

                                    ARTICLE V
                         CONDITIONS PRECEDENT TO CLOSING

5.01    Conditions to Seller's Obligations..................................  22
5.02    Conditions to Buyer's Obligations...................................  23
5.03    Non-Satisfaction of Conditions Precedent............................  24

                                   ARTICLE VI
                                     CLOSING

6.01    Closing and Closing Date............................................  25
6.02    Seller's Actions at Closing.........................................  25
6.03    Buyer's Actions at Closing..........................................  26
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
6.04    Methods of Payment..................................................  27
6.05    Effectiveness of Closing............................................  28

                                   ARTICLE VII
                          CERTAIN TRANSITIONAL MATTERS

7.01    Transitional Action by Buyer........................................  28
7.02    Transitional Actions by Seller......................................  30
7.03    Overdrafts and Transitional Action..................................  32
7.04    ATMs and Debit Cards................................................  32
7.05    Environmental Matters...............................................  33
7.06    Effect of Transitional Action.......................................  35

                                  ARTICLE VIII
                      GENERAL CONVENANTS AND IDEMNIFICATION

8.01    Confidentiality Obligations of Buyer................................  35
8.02    Confidentiality Obligations of Seller...............................  35
8.03    Indemnification by Seller...........................................  36
8.04    Indemnification by Buyer............................................  36
8.05    Non-Competition.....................................................  37
8.06    No Shop.............................................................  38
8.07    Further Assurances..................................................  39
8.08    Operation of the Branches...........................................  40
8.09    Information After Closing...........................................  40
8.10    Additional Loans....................................................  40
8.11    Advisory Directors..................................................  40

                                   ARTICLE IX
                                   TERMINATION

9.01    Termination by Mutual Agreement.....................................  41
9.02    Termination by Seller...............................................  41
9.03    Termination by Buyer................................................  41
9.04    Effect of Termination...............................................  42
9.05    Termination Fee.....................................................  42

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

10.01   Expenses............................................................  42
10.02   Certificates........................................................  42
10.03   Termination of Representations and Warranties.......................  42
10.04   Waivers.............................................................  43
10.05   Notices.............................................................  43
10.06   Parties in Interest, Assignment, Amendment..........................  44
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
10.07   Headings............................................................  44
10.08   Terminology.........................................................  44
10.09   Flexible Structure..................................................  45
10.10   Press Releases......................................................  45
10.11   Entire Agreement....................................................  45
10.12   Governing Law.......................................................  46
10.13   Counterparts........................................................  46
10.14   Allocation Schedule.................................................  46
10.15   Severability........................................................  46
10.16   Enforcement of Agreement............................................  46
10.17   Interpretation......................................................  46
10.18   No Rule of Construction.............................................  47
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                                     - iii -

                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT

      This Branch Purchase and Assumption Agreement ("Agreement") is entered into this the 18th day of June, 2003 (the "Effective Date"), by and between Trustmark National Bank ("Buyer") and The Bank ("Seller").

                                    RECITALS

      A. Buyer. Buyer is a national banking association having its principal place of business in Jackson, Mississippi.

      B. Seller. Seller is an Alabama state-chartered banking corporation having its principal place of business in Birmingham, Alabama.

      C. Proposed Transaction. Pursuant to the terms of this Agreement, Buyer will purchase the Assets (as hereinafter defined) and assume certain Liabilities (as hereinafter defined) from Seller in exchange for the Consideration (as hereinafter defined) (the "Acquisition").

      D. Board Action. The respective Boards of Directors of each of Buyer and Seller have each determined that the transaction contemplated hereby is consistent with, and in furtherance of, their respective business strategies and goals, and have approved such transaction and believe it to be in the best interests of their respective companies and their shareholders.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties, and agreements contained herein, Buyer and Seller agree as follows:

                                    ARTICLE I

                             PURCHASE AND ASSUMPTION

      1.01 Purchase and Sale of Assets. At the Closing, as defined in Section
6.01 (the "Closing"), Buyer shall purchase and acquire, and Seller shall sell and assign, the real estate and other assets described in Section 1.02 (collectively, the "Assets") all of which are used in and/or relate to business conducted by Seller at its branch offices known as "The Emerald Coast Bank," a division of Seller, and located at the sites described in Schedules A and B, pursuant to the terms and conditions set forth herein and subject to the exceptions, if any, set forth herein. The foregoing branch offices are hereinafter sometimes collectively referred to as the "Branches" and each, individually, sometimes as a "Branch."

      1.02 Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller shall assign, transfer, convey, and deliver to Buyer on the Closing Date, as defined in Section 6.01 hereof, the Assets, which shall include the following:

            (a) Owned Real Estate. All of Seller's right, title, and interest in and to the real estate described in Schedule A on which a Branch is situated or which was being held by Seller for future branch expansion and located in Okaloosa, Walton, or Bay Counties, Florida, together with all of Seller's rights in and to all improvements thereon, and all easements rights, privileges, and appurtenances associated therewith (the "Owned Real Estate"). Schedule A shall specifically identify the Owned Real Estate by street address, legal description, and tax parcel number;

            (b) Leased Real Estate. All of Seller's transferable right, title, and interest in and to the leasehold estate in the real estate described in Schedule B and created by certain lease agreement(s) (individually and collectively the "Third Party Lease") relating to the referenced Branches (the "Leased Real Estate"), specifically identified by lease, parties, term, street address, legal description, and tax parcel numbers in Schedule B;

            (c) Furniture and Equipment. All of Seller's right, title, and interest in and to the furniture, fixtures, supplies, and equipment located and used at the Branches as of the Effective Date (the "Fixed Assets"), a listing of which is contained in Schedule C, specifically excluding, among other items, signs and stands, printed supplies and documents and other materials solely bearing Seller's name and/or logo (but not excluding signs and stands, printed supplies, and documents, and other materials bearing the name "The Emerald Coast Bank", its logo or any derivation thereof), and proprietary software;

            (d) Safe Deposit Business. All of Seller's right, title and interest in and to the safe deposit business (subject to the allocation of safe deposit rental payments as provided in Section 1.03(c)(ii) hereof) conducted at the Branches as of the close of business on the Closing Date;

            (e) Cash on Hand. All cash on hand at the Branches as of the close of business on the Closing Date including vault cash, petty cash, ATM cash and tellers' cash;

            (f) Other Assets. Any other assets (including, but not limited to, any prepaid expenses), excluding other real estate owned ("ORE"), recorded or otherwise reflected on the books of Seller as being attributable to the Branches as of the close of business on the day immediately preceding the Closing Date, a listing of which is contained in Schedule D but only to the extent attributable to the Assets sold, assigned or transferred to Buyer by Seller pursuant to this Agreement and only to the extent arising by reason of Buyer's use or ownership of such Assets after the close of business on the Closing Date;

            (g) Branch Loans. Except for the loans listed in Schedule E and any loans refused or rejected by Buyer at Closing (the "Non-Branch Loans"), all of Seller's right, title and interest in and to all those loans which, as of the close of business on the Closing Date, are (i) secured in whole or in part by Deposit Accounts (as hereinafter defined) attributable or assigned to a Branch (the "Deposit Account Loans"), (ii) commercial or other loans attributable to a Branch and including the REIT loans (as defined in Section 2.01(i)) (the "Other Loans"), or (iii) automatically created as the result of an overdraft of

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      a Deposit Account pursuant to a pre-applied overdraft protection program offered by Seller (the "Overdraft Loans"). The Deposit Account Loans, Other Loans, and Overdraft Loans sold and assigned to Buyer hereunder will be listed in Schedule F which will be updated as of the Closing Date (hereinafter referred to individually and collectively as the "Branch Loans"). Except as otherwise expressly provided herein, the transfer of the Branch Loans will be made without recourse, without any representation, warranty, or guarantee of any kind, express or implied, and without the allowance or reserve for loan losses reserved by Seller as of the Effective Date;

            (h) Records of the Branches. All records, paper or electronic media, files, correspondence, and collateral documents related to the Transferred Employees (as hereinafter defined), Assets transferred, or liabilities assumed by Buyer as may exist and are available and maintained by the Seller (in whatever form or medium then maintained by Seller) including, notes, documents, and instruments evidencing the liens relating to the Branch Loans;

            (i) Contracts or Agreements. All of Seller's right, title and interest in and to the maintenance and service agreements, including software licenses or other rights of use, related to the Branches, as listed on Schedule G (the "Assumed Contracts");

            (j) Intellectual Property. All of Seller's right, title, and interest in and to the names "The Emerald Coast Bank," "Emerald Coast Bank," and "Emerald Coast," or any derivative thereof;

            (k) Insurance Services. All of Seller's right, title, and interest in and to Seller's insurance services business conducted at the Branches, including all records, documents, supplies, contracts, customer lists and records, and other items relating to the insurance customers residing in Okaloosa, Walton, and Bay Counties, Florida, except for insurance customers of Seller's Mexico Beach branch and residing in the area set forth in Section 8.05(a); and

            (l) Other Branch Services. All of Seller's right, title, and interest in and to all of Seller's other services or businesses provided by, or related to, the Branches, which services are listed on Schedule H.

      1.03 Acceptance and Assumption. Subject to the terms and conditions of this Agreement, on the Closing Date Buyer shall:

            (a) Assets. Receive and accept all of the Assets assigned, transferred, conveyed and delivered to Buyer by Seller pursuant to this Agreement, including those identified in Section 1.02 above.

            (b) Deposit Liabilities. Assume and thereafter discharge, pay in full and perform all of Seller's obligations and duties relating to the "Deposit Liabilities" (as hereinafter defined). The term "Deposit Liabilities" is defined herein as all of Seller's obligations, duties and liabilities of every type and character relating to all deposit

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      accounts which, as reflected on the books of Seller as of the close of business on the Closing Date, are attributable to the Branches, other than deposit accounts securing any loan of Seller which is not a Branch Loan, for which Buyer assumes no liability. The deposit accounts referred to in the immediately preceding sentence (herein the "Deposit Accounts") include, without limitation, savings, checking, money market, and NOW accounts, individual retirement accounts ("IRA's"), and certificates of deposit. The "obligations, duties and liabilities" referred to in the immediately preceding sentence include, without limitation, the obligation to pay and otherwise process all Deposit Accounts in accordance with applicable law and their respective contractual terms and the duty to supply all applicable reporting forms for periods following the Closing Date and to be filed or reported after the Closing Date including, without limitation, IRS reporting, reports relating to the Deposit Accounts and interest accrued after the Closing Date. With regard to each IRA included within the Deposit Accounts, Buyer shall also assume the appropriate plan pertaining thereto and the trustee or custodial arrangement in connection therewith.

            (c) Liabilities Under Leases/Safe Deposit Business. Assume and thereafter fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of Seller arising after the Closing Date with respect to:

                  (i) all leases listed on Schedules B and I (including safe deposit leases if any) and sold, assigned or transferred to Buyer by Seller pursuant to this Agreement;

                  (ii) the safe deposit business of the Branches, subject to the allocation of the prepaid rents, which allocation shall be satisfied in full by Seller paying to Buyer, in the manner specified in
            Section 6.04 hereof, the amount of rental payment received by Seller for each such safe deposit box attributable to and prorated to reflect the period from and after the Closing Date, subject to the provisions of the applicable leases or other agreements relating to the safe deposit boxes; and

                  (iii) all safekeeping items and agreements listed on Schedule
            I and delivered to Buyer by Seller pursuant to this Agreement, including, but not limited to, all applicable safekeeping agreements, memoranda, or receipts so delivered to Buyer by Seller hereunder.

            (d) Other Liabilities. Fully and timely perform and discharge, as the same may be or become due, the Assumed Contracts, the Third Party Leases for the Leased Real Estate, and all additional liabilities, obligations (including any letters of credit), and accrued expenses of Seller as of the date of this Agreement, which are reflected on the books of Seller as being attributable to a Branch as of the close of business on the Closing Date but only to the extent attributable to the Assets sold, assigned, or transferred to Buyer by Seller pursuant to this Agreement and only to the extent arising by reason of Buyer's use or ownership of such Assets after the close of business on the Closing Date. The parties acknowledge and agree that Buyer shall not assume any of such liabilities that are not accrued and reflected on the books of Seller on the Closing Date. No additional material liabilities and obligations of Seller incurred subsequent to the date of this Agreement shall be assumed by Buyer unless the prior written consent of Buyer has been obtained prior to the incursion of the material liability or obligation by Seller.

            (e) Other Obligations. Fully and timely perform its obligations relative to employees of the Branches as set forth hereinafter.

            (f) Liabilities. The Deposit Liabilities, Liabilities Under Leases/Safe Deposit Business, and Other Liabilities are sometimes hereinafter referred to collectively as the "Liabilities."

      1.04 Payment of Funds. Subject to the terms and conditions hereof, at the
      Closing:

            (a) Consideration. In consideration of Buyer's assumption of the Deposit Liabilities and its other agreements herein, Seller shall make available and transfer to Buyer, in the manner specified in Section 6.04 hereof, funds equal to the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts as of the close of business on the day immediately preceding the Closing Date) plus the accrued expenses identified in Section 1.03(d) hereof prorated as of the close of business on the day preceding the Closing Date, less an amount equal to the sum of:

                  (i) the amount of cash on hand at the Branches transferred to
            Buyer as of the close of business on the Closing Date; and

                  (ii) the net aggregate book value of the Branches, valued as of the last day of the month ending immediately prior to the month in which the Closing Date occurs; and

                  (iii) the net aggregate book value of the furniture, fixtures and equipment being transferred to Buyer, valued as of the last day of the month ending immediately prior to the month in which the Closing Date occurs; and

                  (iv) a premium of $46.8 million in cash over the aggregate balance of the Deposit Liabilities at the close of business on the Closing Date and is hereinafter called the ("Acquisition Consideration") and

                  (v) the amount of other assets described in Section 1.02(f) of this Agreement, prorated as of the close of business on the day immediately preceding the Closing Date; and

                  (vi) the net aggregate book value of the Branch Loans together with accrued and unpaid interest thereon computed as of the close of business on the Closing Date. For the purposes of this Agreement, "net aggregate book value of the Branch Loans" shall be deemed to mean the book value of the Branch Loans on the Closing Date less a discount for such Branch Loans in the aggregate amount of $9,159.00.

                  If the sum of items (i) through (vi) above exceeds the
            aggregate amount to be transferred by Seller pursuant to the first paragraph of this Section 1.04(a), the full amount of such excess shall constitute an amount due from Buyer to Seller, and shall be paid to Seller at the Closing in the manner specified in Section
            6.04 hereof. The parties shall execute a preliminary settlement statement at the Closing and a final settlement statement post-Closing in accordance with Section 6.04 herein.

            (b) Reimbursement and Proration of Certain Expenses. All other expenses (i) due and payable at times after the Closing Date for periods prior to the close of business on the Closing Date, or (ii) paid prior to the close of business on the Closing Date for periods following the Closing Date, including the prepaid expenses described in Section 1.02(f) hereof and accrued expenses described in Section 1.03(d) hereof, including without limitation, real estate taxes and assessments which are a lien but not yet due and payable, utility payments, payments due on leases assigned, payments due on assigned service and maintenance contracts, and similar expenses relating to the Branches shall be prorated between Seller and Buyer as of the close of business on the day immediately preceding the Closing Date, provided, however, that all real estate taxes and assessments, and to the extent payable by Seller and/or Buyer, shall be prorated at the Closing on the basis of the most recently certified real estate taxes and assessments, and all utility payments and lease payments shall be prorated on the basis of the best information available at Closing. Any security deposits relating to the Leased Real Estate shall be credited to the Seller at Closing. With respect to premiums paid to the FDIC for deposit insurance for the Deposit Liabilities, the proration of FDIC deposit insurance premiums will be based on the amount of the Deposit Liabilities as of the close of business on the Closing Date and the number of days during any period for which Seller has prepaid premiums to the FDIC but during which Buyer has held or will hold the Deposit Liabilities. For prorations, if any, which cannot be reasonably calculated as of the Closing, a post-Closing adjustment shall be made in the manner specified in Section 6.04 hereof.

            (c) Expenses Relating to Real Property and Other Assets. The costs, fees and expenses relating to the premiums, including any endorsements for extended coverage, for all title insurance policies, recording costs, and other similar costs, fees and expenses, if any, relating to the sale and transfer of the Owned Real Estate or the transfer of Seller's interest in the Leased Real Estate including, but not limited to, any conveyance fees, taxes, recording costs, and other similar fees and expenses relating to the sale and transfer of any other Assets, shall be allocated to, and shall be borne, solely and exclusively, by Buyer.

                                   ARTICLE II

                     CONDUCT OF THE PARTIES PRIOR TO CLOSING

      2.01 Covenants of Seller. Seller hereby covenants to Buyer that, from the date hereof until the Closing, it will do or cause the following to occur:

            (a) Operation of the Branches. Seller shall continue to operate the Branches in a manner substantially equivalent to that manner and system of operation employed immediately prior to the Effective Date; provided, however, as set forth in Section 7.02(e) herein, it is contemplated by the parties that, prior to Closing, Seller will terminate certain programs which are currently in effect which allow depositors to access Deposit Accounts through electronic means.

            Notwithstanding the foregoing and except as may be required to obtain the required authorizations referred to in Section 2.03 of this Agreement, between the Effective Date of this Agreement and the Closing Date, and except as may be otherwise required by a regulatory authority, Seller shall not, without the prior written consent of Buyer:

                  (i) cause any Branch to engage or participate in any
            transaction or incur or sustain any obligation which, in the aggregate, is material to its business, condition, or operations except in the ordinary course of business;

                  (ii) cause any Branch to transfer to Seller's other operations or to any third party any material amount of Assets, except for (a) supplies, if any, which have unique function in the business of Seller and its affiliates and ordinarily would not be useful to Buyer, (b) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices, and (c) signs, or those parts thereof bearing the Seller's name and/or logo;

                  (iii) cause any Branch to transfer to Seller's other
            operations any deposits other than deposits securing loans made by Seller which are not Branch Loans, except in the ordinary course of business at the unsolicited request of depositors; or cause any of Seller's other operations to transfer to any Branch any deposits, except in the ordinary course of business at the unsolicited request of depositors; provided, however, that Seller shall be permitted to make such transfers of any deposits to or from any Branch as are in the normal course of business and do not violate the foregoing restrictions;

                  (iv) invest in any Fixed Assets on behalf of any Branch,
            except for commitments made on or before the Effective Date of this Agreement which (a)

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            are disclosed to Buyer on Schedule C and Schedule G, and (b) for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of Branch business in an aggregate amount not to exceed $25,000;

                  (v) enter into or amend any continuing contract (other than
            Deposit Liabilities, Branch Loans, and Safe Deposit agreements) relating to any Branch, which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium, or other compensation for termination, or which is not made in the ordinary course of Branch business;

                  (vi) hire, transfer, reassign, or terminate (except for cause)
            any employee of any Branch, increase the compensation of any employee of any Branch, or promote any of the employees of any Branch; or

                  (vii) offer any promotional rates on deposits at any Branch.

            (b) Title Commitments for Real Estate. Seller shall deliver to Buyer, at Seller's sole expense, with respect to the Owned Real Estate and Leased Real Estate, no later than thirty (30) days after the Effective Date, a commitment or commitments (the "Title Commitments") having an effective date as near as feasible to the date of delivery of such Title Commitments from a title insurance company authorized to do business in Florida, designated by Seller, and reasonably satisfactory to Buyer, to issue to Buyer as soon as practicable after the Closing Date, as applicable, American Land Title Association (ALTA) owners (Form B, August 1993 Rev) and/or leasehold title insurance (October 1992 Form) policies having an effective date as of the Closing Date in amounts reasonably satisfactory to Buyer, all subject to the exceptions specified in the Title Commitments (the "Permitted Exceptions"). If title to all or part of the Owned Real Estate or Leased Real Estate is unmarketable or is subject to any defect, lien, encumbrance, easement, condition, restriction, or encroachment other than the Permitted Exceptions as defined in Section 10.08(d) herein, then Buyer shall provide written notice thereof to Seller within ten (10) days of receipt of the Title Commitments. Seller shall have thirty (30) days after written notice thereof from Buyer, to remedy or remove any such defect, lien, encumbrance, easement, condition, restriction, or encroachment. If such defect or encumbrance or other matter is not cured, then, in addition to any other rights which Buyer may have hereunder, Buyer shall have the right with respect to the relevant Branch (but not as to any other Branch): at Buyer's option, (i) to lease the Branch from Seller on the same basis described in Section 7.05(c) herein; (ii) negotiate, at Seller's sole cost and expense, with the title company for certain endorsements to the standard insurance coverage to address any such defects or encumbrances; or (iii) to waive any objection to such defect or encumbrance or other matter in which event such defect, encumbrance, or other matter shall be deemed to be a Permitted Exception. The Owned Real Estate will be sold by Seller to Buyer free and clear of all liens, claims, encumbrances and rights of tenants in possession created by Seller, except for the Permitted Exceptions, with statutory warranty of title (a "Warranty Deed"), and subject to the Permitted Exceptions. Seller also shall execute and deliver to Buyer at the time of

      Closing such affidavits and other instruments, if any, as the title insurance company issuing the Title Commitments may reasonably require to delete the standard exceptions appearing as "Schedule B" items in a standard ALTA owners or leasehold owners title insurance policy. Seller shall also execute and deliver a FIRPTA affidavit at Closing. Within thirty (30) days after the Effective Date Seller shall obtain duly certified surveys for the Owned and Leased Real Estate with a metes and bounds legal description, depicting all easements, rights-of-way, set-back lines, and any encumbrances appearing on the Title Commitment. The cost of such surveys shall be borne by Seller. The legal descriptions contained in the surveys shall be used in the Warranty Deeds to convey the Owned Real Estate and for title insurance for both the Owned and Leased Real Estate. Seller shall promptly furnish copies of the surveys to Buyer and the title companies.

            (c) Required Authorizations. Seller shall obtain and procure all necessary internal corporate approvals and authorizations, if any, required by Seller to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

            (d) Creation of Liens and Encumbrances. With respect to the Owned Real Estate, Seller shall not create or allow any liens, imperfections in title, charges, easements, restrictions or encumbrances other than the Permitted Exceptions.

            (e) Condemnation. If prior to Closing all or any portion of the Owned Real Estate or Leased Real Estate is taken or is made subject to eminent domain or other governmental acquisition proceedings, then Seller shall promptly notify Buyer thereof, and Buyer may either complete the Closing and receive the proceeds paid or payable on account of such acquisition proceedings, or terminate this Agreement as to such parcel of Owned Real Estate or Leased Real Estate. If Buyer terminates this Agreement as to a particular Branch location, Buyer shall still purchase the Assets (except for the Fixed Assets) and assume the Liabilities related to such Branch, and Seller shall be entitled to receive the proceeds paid or payable on account of such taking.

            (f) Insurance Proceeds. Seller shall maintain adequate insurance on all the Assets consisting of Owned Real Estate, Leased Real Estate, and Fixed Assets. In the event of any damage, destruction or condemnation affecting such Assets between the Effective Date and the time of the Closing, Seller shall deliver to Buyer any insurance proceeds and other payments, to the extent of the applicable amount set forth in Section l.04(a)(ii) or (iii) hereof with respect to Owned Real Estate and the replacement cost with respect to the Fixed Assets, as the case may be, received (or with respect to insurance proceeds, which would be received assuming Seller's insurance policy had no deductible) by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

            (g) IRA Accounts. Not later than thirty (30) days prior to the expected Closing Date, Seller shall, at Seller's expense, mail notice of Seller's resignation as custodian and the appointment of Buyer as the successor custodian, effective upon Closing, of each IRA maintained at the Branches. The notice shall include such other information that is mutually agreed upon by Seller and Buyer. In the event Seller and Buyer agree that the aforementioned notice to Seller's IRA customers shall be a joint notice of Seller and Buyer, then Seller and Buyer shall share the expenses of mailing the joint notice.

            (h) Assignment of Leases. Seller shall use its commercially reasonable efforts to obtain any written consent of any such landlord as shall be necessary for the effective assignment of the Third Party Lease and assumption thereof by Buyer as of the Closing Date. If such necessary consent to assignment is not obtained or other arrangements satisfactory to Buyer made by the Closing Date, Buyer may, at its sole option, terminate its duties and obligations under this Agreement as to such Branch and purchase the Assets (excluding the Fixed Assets) and Liabilities of the Branch.

            (i) REIT Loans. Approximately $50.8 million of the Branch Loans are loans of the Seller's affiliate, TBC Real Estate Investment Company (the "REIT Loans"). At the Closing Seller shall cause the REIT Loans to be transferred and endorsed directly to Buyer.

            (j) Current Information. During the period from the Effective Date to the Closing Date, Seller will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Buyer and to report the general status of the ongoing operations of the Branches. In addition, separate reporting on matters involving the loan portfolio of the Branches will occur monthly and will include, but not be limited to: (i) all Emerald Coast board reports; (ii) new and renewed loan reports; (iii) month-end delinquency/past due reports; (iv) month-end loan extensions; (v) loan policy exceptions, loan documentation/collateral exceptions, and financial statement exceptions;
      (vi) watch list reports (all special mention, substandard, doubtful and loss loans); (vii) all written communications/officer memoranda concerning problem loan accounts greater than $100,000; (viii) notification and written details involving new loan products and/or loan programs; (ix) loan presentations/approval packages for new and/or renewed loans, lines of credit or commitments of $250,000 or more; (x) all loan review statistical/analysis reports and any loan review reports; (xi) reconciliation of allowance for loan and lease losses to include gross chargeoffs, recoveries and net chargeoffs; (xii) written explanation of any gross chargeoffs greater than $50,000; (xiii) written analysis of adequacy of allowance for loan and lease losses; and (xiv) such other information regarding specific loans, the loan portfolio, and management of the loan portfolio as may be requested. Seller will promptly notify Buyer of any material change in the normal course of its business or in the operation of its properties at the Branches.

            (k) Governmental Communications. Seller shall promptly notify Buyer of the receipt by Seller, and to the extent permitted by law and this Agreement provide Buyer with, a copy of any communication, document, report or supervisory action received from or imposed by any governmental or regulatory body, agency or official having jurisdiction over the Seller that may adversely affect the transactions contemplated by this Agreement or may cause a material adverse change on the business or operations of the Branches.

            (l) Emerald Coast Financial Management, Inc. Seller agrees that, (i) at or prior to the Closing, Seller shall change the name of Seller's financial management services subsidiary known as "Emerald Coast Financial Management, Inc." to a name that does not include the name "Emerald Coast," and (ii) following the Closing Date the business activities of such entity shall be subject to the terms and provisions of Section 8.05 herein;

            (m) Branch Construction Contract. Seller agrees that, upon the request of the Buyer, it will cause to be amended, at the sole cost and expense of Buyer, that certain agreement for the construction of a new branch facility at Jenks Avenue and 19th Street in Panama City, Florida, which agreement is dated May 9, 2003, between Seller and Edgewater General Contractors, Inc.

            (n) Sumrall Agreement. Seller agrees that on or before the Closing Date it shall, at no cost or expense to Buyer, cause that certain agreement dated July 25, 2001, between Seller and John D. Sumrall to be terminated in writing and Buyer expressly released from any liability therefrom.

            (o) Access to Properties and Records. Seller shall provide Buyer and its authorized representatives full access to perform due diligence reviews during normal business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records, documents of title, and other information relating to the Branches, and shall cause its officers to furnish any and all financial, technical, and operating data and other information pertaining to its business at the Branches as Buyer shall from time to time reasonably request. No investigation by Buyer shall affect the representations and warranties of Seller.

            (p) Mediation Settlement Agreement. Seller is a party to a certain Mediation Settlement Agreement dated April 29, 2003 with the State of Florida Department of Transportation (the "Settlement Agreement"). Pursuant to the terms of the Settlement Agreement, as settlement for the DOT's taking on Seller's Parcels 100 and 711, Seller will either (i) receive all of the DOT's interest in Parcel 101 or (ii) receive $401,200 in cash. In connection with the Settlement Agreement Seller agrees that:
      (i) Seller hereby assigns to Buyer as of the Effective Date the Settlement Agreement and all of Seller's rights thereunder, and Seller will take any and all actions necessary to perfect such assignment; (ii) Buyer shall have the sole discretion to determine the suitability of the remainder of Parcels 100 and 101 for a branch location, and Seller shall cooperate and assist Buyer in securing this location; (iii) in the event Buyer determines that the remainder of Parcels 100 and 101 is not suitable for a branch and the property is completely condemned by DOT, Seller shall receive the appraised value of the Parcels in accordance with the terms of the Settlement Agreement; and (iv) in the event this Agreement is terminated by either party for a reason set forth in Sections 9.02 or 9.03, then Buyer will reassign the Settlement Agreement and all of its rights thereunder immediately following termination of this Agreement.

            (q) Emerald Coast Bank Status. As of the Effective Date, Emerald Coast Bank appears as an inactive Florida corporation on the records of the Florida Secretary of State. Seller covenants that on or prior to Closing it will take all commercially reasonable steps correct the records of the Florida Secretary of State to reflect the fact that Emerald Coast Bank was merged out of existence when it was merged with Seller, and upon request will provide Buyer with any documents or information necessary for Buyer to satisfy itself that the aforementioned merger took place in compliance with all relevant legal requirements.

      2.02 Covenants of Buyer. Buyer hereby covenants to Seller that, from the date hereof until the Closing, it will do or cause the following to occur:

            (a) Regulatory Applications. Buyer shall promptly prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of Buyer or any shareholder or affiliate of Buyer for the Acquisition to be consummated at the Closing as contemplated in Section 6.01 herein and for Buyer to operate the Branches following the Closing. Thereafter, Buyer shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated at Closing and for Buyer to operate the Branches following the Closing. Buyer shall deliver to Seller copies of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). Buyer shall also deliver to Seller a copy of each material notice, order, opinion and other item of correspondence received by Buyer from such federal and state authorities (except for any confidential portions thereof) and shall advise Seller, at Seller's request, of developments and progress with respect to such matters.

            (b) Required Authorizations. Buyer shall obtain and procure all necessary corporate and other approvals and authorizations, if any, required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

            (c) Satisfaction of Conditions. Buyer shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or the conditions applicable to it, or its agreements, understandings, obligations, or covenants set forth in this Agreement, and it shall promptly do all such reasonable acts and take all such reasonable measures as may be appropriate to enable it to perform the agreements, undertakings, obligations, and covenants herein provided to be performed by it, and to enable the conditions precedent to Seller's obligations to consummate the Closing to be fully satisfied.

            (d) Cooperation Regarding Leased Real Estate. Buyer shall, at Seller's request in connection with Seller's obtaining the consents specified in Section 2.01(h), advise, in writing, the lessor of Leased Real Estate, of Buyer's intent to assume and comply with the terms of the Third Party Lease (as to matters arising from and after the Closing Date).

            (e) Performance. Buyer shall, at Buyer's expense, take such actions as may be necessary in order for Buyer to perform timely hereunder, including all necessary data processing and operational actions as may be appropriate.

      2.03 Covenants of All Parties. Seller hereby covenants to Buyer, and Buyer hereby covenants to Seller that, from the date hereof until the Closing, such party shall act and deal in good faith, cooperate fully with the other party and use its commercially reasonable efforts in attempting to obtain all consents, approvals, permits, or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the transactions described, contemplated, arising from or related to this Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      3.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

            (a) Good Standing and Power of Seller. Seller is an Alabama banking corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama with corporate power to own its properties and to carry on its business as presently conducted. Seller is an insured bank as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

            (b) Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller.

            (c) Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Incorporation or Bylaws of Seller, under any judgment, decree or order, under any law, rule, or regulation of any government or agency thereof, or under any material contract, material agreement or material instrument to which Seller is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on the Assets or Seller's ability to perform its obligations hereunder.

            (d) Title to Real Estate And Other Assets. Except for the Owned Real Estate and Leased Real Estate, Seller is the sole owner of each of the Assets free and clear of any mortgage, lien, encumbrance or restrictions of any kind or nature. As to the Owned Real Estate, Seller is sole owner of such Owned Real Estate, free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions. Seller has a valid leasehold interest in the Leased Real Estate pursuant, and subject to, the Third Party Lease and has the use of the Leased Real Estate pursuant to the Third Party Lease.

            (e) Zoning Variations. As of the Effective Date, Seller has no knowledge of the receipt of, or contemplation of any intent to provide, Seller with any written notice from any governmental authority of any material uncorrected violations of zoning and/or building codes relating to the Owned Real Estate or Leased Real Estate.

            (f) Condemnation Proceedings. Except for the proceedings relating to the Owned Real Estate referred to in Section 2.01(p), Seller has received no written notice of any pending or threatened, nor is it aware of any contemplated, condemnation proceeding affecting or relating to the Owned Real Estate or the Branches.

            (g) Taxes. All federal, state and local payroll, withholding, property, sales, use and transfer taxes, if any, which are due and payable by Seller relating to the Branches prior to the date of Closing shall be paid in full as of the Closing Date or Seller shall have made appropriate provision for such payment in accordance with ordinary business practices. Any claims for refunds of taxes which have been paid by Seller shall remain the property of Seller.

            (h) Operations Lawful. To the knowledge of Seller, the conduct of banking business at the Branches is in compliance in all material respects with all federal, state, county and municipal laws, ordinances and regulations applicable to conduct of such business.

            (i) Third-Party Claims. There are no actions, suits or proceedings, pending or, to Seller's knowledge, threatened against or affecting Seller which, if determined adversely to Seller, could have a material adverse effect on the aggregate value of the banking business and Assets of the Branches.

            (j) Insurance. Seller maintains such insurance on the Branches and the Fixed Assets to be purchased by or assigned to Buyer as is customary in the business of banking.

            (k) Labor Relations. No employee located at any of the Branches is represented, for purposes of collective bargaining, by a labor organization of any type. Seller has no knowledge of any efforts during the past three years to unionize or organize any employees at any Branch. No claim related to, or brought by, any employee at the Branches under any applicable federal, state, or local employment-related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of Seller's knowledge, threatened against or with respect to Seller.

            (l) Employment Contracts. Set forth on Schedule K is a list of all contracts, written or oral, between Seller, and its employees located at the Branches. Schedule K shall also contain each Branch employee's name, date of hire, years of service, current compensation and similar benefits as of the Effective Date.

            (m) Compliance With Laws. Seller:

                  (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Seller's knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) has received, since December 31, 2000, no notification or communication from any governmental authority (A) asserting that the Seller is not in compliance with any of the statutes, regulations or ordinances which such governmental authority enforces; or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Seller's knowledge, do any grounds for any of the foregoing exist).

            (n) Environmental.

                  (i) Seller is in compliance with all applicable Environmental Laws (as defined in Section 7.05(g)); (ii) to the best of Seller's knowledge no real property (including buildings or other structures) related to the Branches, or any property in which the Seller has held a security interest for the Branch Loans, ("Seller Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance (as defined in Section 7.05(i)) except in compliance with Environmental Laws;
      (iii) to the best of Seller's knowledge, the Seller could not be deemed the owner or operator of, or be deemed to have participated in the management of Hazardous Substances of, any Seller Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to the best of Seller's knowledge, the Seller does not have any liability for any Hazardous Substance disposal or contamination on any third party property related to the Branches; (v) the

      Seller has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) the Seller is not subject to any order, decree, injunction or other agreement with any governmental authority or any third party relating to any Environmental Law; (vii) to the best of Seller's knowledge, there are no circumstances or conditions involving the Branches or any Seller Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Seller, result in any restrictions on the ownership, use, or transfer of the Branches pursuant to any Environmental Law, or adversely affect the value of any Seller Loan Property; and (viii) the Seller has disclosed in Section 3.03(n) of the Disclosure Schedule and provided a copy to Buyer of all environmental reports, studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to the Branches and any Seller Loan Property.

            (o) Access to Real Estate. To the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access to the Owned Real Estate from adjoining public or private streets or ways or which could result in discontinuation of necessary sewer, water, electric, gas, telephone, or other utilities or services and sewage, sanitation, plumbing, refuse disposal, and all of such utilities servicing the Owned Real Estate are in full compliance with applicable governmental regulations.

            (p) Mechanic's Liens. Seller has paid or will pay in full all bills and invoices for labor and material of any kind arising from the ownership, operation, management, repair, maintenance, or leasing as tenant of the Owned Real Estate and the Leased Real Estate, and no actual or potential (other than in the ordinary course of business) mechanic's lien or other claims are outstanding or available to any party in connection with the ownership, operation, management, repair, maintenance, or leasing as tenant of said properties.

            (q) Deposits. Attached as Schedule J is a true and accurate schedule of all Deposit Accounts (including IRAs) of the Branches, prepared as of May 31, 2003, listing by Branch and by category the account holder, account number, social security or employer identification number of the holder, deposit balance and the interest rates and maturity dates associated with such deposits.

            (r) Branch Loans. Attached as Schedule F is a true and accurate schedule of all Branch Loans, including the REIT Loans, any letters of credit and loan commitments attributable to the Branches with accrued and unpaid interest thereon, computed as of May 31, 2003, which schedule shall identify the loan number, date, borrower name, loan amount, interest rate, loan balance, social security or employer identification number of the borrower and type of loan.

            (s) Status of Branch Loans. With respect to each Branch Loan purchased hereunder: the loan is a valid loan, except for existing participation loans disclosed to Buyer prior to the date hereof; Seller is the sole owner of each loan; the loan is not pledged or encumbered; the principal balance of the loan as shown on the Seller's books and records is true and correct as of the last date shown thereon; to the best of Seller's knowledge, all purported signatures on and executions of any document in connection with such loan are genuine; to the best of Seller's knowledge all loan documentation has been actually signed or executed by all necessary parties; Seller has custody of all documents in either paper or electronic form related to such loan; each loan was made and has been serviced in compliance with all applicable laws, rules and regulations and except as provided in Section 3.01(s) of the Disclosure Schedule, any notes, other evidences of indebtedness or security agreements associated therewith transferred at Closing by Seller to Buyer are transferred without recourse and without any warranties or representations as to the collectibility of any such loans, the value of the collateral securing same, or the creditworthiness of any of the makers, guarantors or other obligors thereof; and Seller disclaims any warranty or representation that it has no knowledge of any insolvency proceeding instituted with respect to any such party.

            (t) Personal Property. Attached as Schedule C is a listing of the Fixed Assets owned by Seller and located at the Branches.

            (u) Assumed Contracts and Third Party Lease. Attached as Schedule G is a true and accurate schedule of all Assumed Contracts related to the Branches. Each Assumed Contract is valid and subsisting and in full force and effect in accordance with its terms.

            (v) Other Branch Services. Attached as Schedule H is a true and accurate schedule of all of Seller's other services or businesses provided by, or related to, the Branches.

            (w) FIRPTA. Seller is not a "foreign person" within the meaning of the Internal Revenue Code Section 1445.

            (x) Broker. Seller has utilized Sandler O'Neill & Partners, L.P. in this transaction. Seller agrees and acknowledges that Seller is fully responsible for all of the fees, expenses, and commissions of Sandler O'Neill & Partners, L.P. and agrees to indemnify Buyer from and against any liability therefrom.

            (y) Knowledge. For purposes of this section 3.01, the "knowledge" of Seller shall mean the actual knowledge of the officers of Seller.

      3.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

            (a) Good Standing and Power of Buyer. Buyer is a national banking association duly organized, validly existing and in good standing under the laws of the United States with corporate power to own its properties and to carry on its business as presently conducted. Buyer is an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

            (b) Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized, by all necessary corporate action on the part of Buyer, and this Agreement is a valid and binding obligation of Buyer.

            (c) Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals (including approval of the Merger (as hereinafter defined)), the execution, delivery, and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Association or Bylaws of Buyer, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material agreement, material contract or material instrument to which Buyer is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on Buyer's ability to perform its obligations hereunder.

      3.03. Disclosure Schedule. On or prior to the date hereof, the Seller has delivered to Buyer a schedule (its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 3.01 or to one or more of its covenants contained in Article II; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 3.04, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a material adverse effect.

      3.04. Standard. No representation or warranty of the Seller or Buyer contained in Sections 3.01 or 3.02, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.01 or 3.02, has had or is reasonably likely to have a material adverse effect on the party making such representation or warranty.

                                   ARTICLE IV

                          ACTIONS RESPECTING EMPLOYEES
                                       AND
                             EMPLOYEE BENEFIT PLANS

      4.01 Employment of Employees

            (a) Buyer shall extend offers of employment, as of the Closing Date, to all employees listed in Schedule K as are actively employed by Seller at the Branches as of the Closing Date (including, without limitation, those employees who on the Closing Date are on family and medical leave, military leave, personal leave or short-term disability and who within ninety (90) days after twelve weeks have elapsed reapply to return to work; individually and collectively the "Leave Employees" herein) for positions entailing responsibilities in effect at the Branches as of the Closing Date, and for a base salary not less than that paid by Seller as of the Closing Date. Employees accepting employment with Buyer, including but not limited to the Leave Employees, are referred to herein individually and collectively as the "Transferred Employees."

            (b) Seller will cooperate with Buyer, to the extent reasonably requested, to provide Buyer with a means to meet with the subject employees prior to Closing.

            (c) Seller agrees that it will cooperate with Buyer to the extent reasonably requested to make the subject employees available for training from time to time by Buyer prior to the Closing; provided, however, such training shall be scheduled by Buyer and coordinated with Seller in such a manner that does not significantly interfere with the normal business activities, operations and job responsibilities of the subject employees at the Branches.

            (d) Buyer agrees that it will reimburse Seller for any and all overtime expense incurred by Seller arising out of or as a result of the training of the non-exempt Transferred Employees by Buyer prior to the Closing.

            (e) Buyer shall assume no liability of any kind arising out of the operation of any employee benefit plan maintained by Seller for the Transferred Employees, and Seller shall indemnify Buyer against any such liability. Specifically, as of the Closing Date, the Transferred Employees will be terminated from participation in Seller's employee benefit plans and become eligible to participate in Buyer's employee benefit plans on the terms and conditions set forth in Section 4.02 herein.

      4.02 Terms and Conditions of Employment. Except as otherwise provided explicitly in this Agreement, the terms of employment for each Transferred Employee shall be determined solely by Buyer's policies, procedures, and programs; provided, however, that each Transferred Employee shall be provided employment subject to the following terms and conditions:

            (a) Base salary shall be at least equivalent to the rate of base salary paid by Seller to such Transferred Employee as of the close of business on the day prior to the Closing Date;

            (b) For the remainder of calendar year 2003, Buyer shall provide such Transferred Employees with the proportionate vacation benefits to which such employee is entitled under Buyer's existing vacation policy. Thereafter, the Transferred Employees shall be provided the same employee benefits as those provided to similarly situated employees of Buyer;

            (c) Following the Closing Date, all Transferred Employees of Seller who are employed by Seller as of June 30, 2003 will be eligible to enroll in Buyer's 401(k) plan on the next available quarterly enrollment date of Buyer. Such Transferred Employee will receive credit for years of service from the most recent hire date for purposes of vesting and eligibility under Buyer's 401(k) plan, but not for benefit accrual;

            (d) Following the Closing Date, the Transferred Employees will be entitled to participate in Buyer's pension plan that is presently being provided to similarly situated employees of Trustmark. Such Transferred Employees will not receive credit for years of service with Seller for purposes of enrollment in Buyer's pension plan. Seller shall be responsible for notifying its employees at the Branches of the terms of this Agreement as it relates to them and for complying with any applicable laws regarding such notices. Buyer shall have no responsibility for funding of accrued pension or profit sharing plans for such Transferred Employees with respect to any period prior to the Closing Date;

            (e) Each Transferred Employee shall be eligible to participate in the medical, dental, or other welfare plans of Buyer, as such plans may exist, on and after the Closing Date, and any pre-existing conditions provisions of such plans shall be waived with respect to any such Transferred Employees;

            (f) With respect to any Transferred Employee who is also a Leave Employee, upon conclusion of his or her short-term disability or temporary leave of absence, subject to the terms and conditions of the Buyer's plans and policies and applicable law, each Transferred Employee on such leave shall receive the salary in effect when he or she went on leave, shall otherwise be treated as a Transferred Employee, and, to the extent practicable, shall be offered by the Buyer the same or a substantially equivalent position to his or her position with Seller prior to having gone on leave;

            (g) Except as provided herein, Seller shall pay, discharge, and be responsible for (i) all salary and wages arising out of employment of the Transferred Employees through the Closing Date, (ii) the amount of all earned time off to which the Transferred Employee is entitled to receive, which shall be paid in the final payroll check issued by Seller, and (iii) any employee benefits arising under Seller's employee benefit plans and employee programs (including any and all paid vacation) prior to the Closing Date, including benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date, and benefits inuring to Leave Employees prior to any election by such Leave Employees to return to work with Buyer, and
      (iv) all federal and state tax reporting and filing related to items (i),
      (ii), and (iii) above. From and after the Closing Date, Buyer shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of the Transferred Employees by Buyer from and after the Closing Date, including, without limitation, all claims for welfare benefits plans incurred on or after the Closing Date. Claims are incurred as of the date services are provided notwithstanding when the injury or illness may have occurred.

      4.03 Actions to be Taken by Seller. Seller covenants to Buyer that it will do or cause the following to occur:

            (a) Solicitation of Transferred Employees. For a period of two (2) years following the Closing Date, Seller will not directly or indirectly initiate or cause to be initiated any communication with any Transferred Employee for the purpose of inducing such employee to leave Buyer's employment or solicit or cause to be solicited the employment of any Transferred Employees as prospective officers or employees of Seller or employ any Transferred Employees.

            (b) Employee Benefit Programs. Seller's obligations to employees of the Branches, including Transferred Employees, will be as set forth in established policies of Seller, and Seller shall continue all of its employee benefit programs in full force and effect and be solely responsible for funding such benefit programs for Transferred Employees through the Closing Date. After the Closing, Seller shall retain the responsibility and liability for the funding and payment of all claims incurred under such employee benefit programs through the Closing Date. Buyer shall have no obligation or liability to compensate Transferred Employees for benefits of any kind earned, accrued, promised and/or provided to Transferred Employees as employees of Seller, except as set forth in Section 4.02 above.

            (c) Employees of the Branches. Seller shall not, without Buyer's prior written consent (i) increase the aggregate full-time equivalent size of the work force at the Branches above the aggregate staffing levels designated by Seller for the Branches on the Effective Date, (ii) terminate any Transferred Employee prior to the Closing Date, unless such person is terminated for cause as determined in the sole discretion of Seller, or otherwise pursuant to existing Seller policies or procedures, or (iii) increase the compensation of any Transferred Employee.

            (d) Employee Records. Subject to any applicable legal requirements, Seller shall, at least forty-five (45) days prior to the Closing Date, provide Buyer with copies of all of Seller's files and records which relate to all of the Seller employees listed in Schedule K, and Seller shall, in any event, deliver such records to Buyer at Closing to the maximum extent permitted by law.

      The obligations of Seller pursuant to this Section 4.03 shall survive the Closing.

                                    ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

      5.01 Conditions to Seller's Obligations. The obligations of Seller to consummate this transaction are subject to the satisfaction, or the waiver in writing by Seller to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

            (a) Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition including, but not limited to, approval of the Office of the Comptroller of the Currency ("OCC"), shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed, if any.

            (b) Corporate Action. The Board of Directors of Buyer shall have taken all corporate action necessary to effectuate this Agreement and Buyer shall have furnished Seller with a certified copy of each such resolution adopted by the Board of Directors of Buyer evidencing the same.

            (c) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and Buyer shall have delivered to Seller a Certificate (as hereinafter defined) to that effect dated as of the Closing Date.

            (d) Covenants. Each and all of the covenants and agreements of Buyer to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by Buyer, or waived by Seller, and Buyer shall have delivered to Seller a Certificate to that effect dated as of the Closing Date.

            (e) No Proceeding or Prohibition. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of Seller, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transaction contemplated by this Agreement or which might result in rescission in connection with such transactions, and Seller shall have been furnished with a Certificate dated as of the Closing Date and signed by the Chairman, President, or an Executive Vice President and Secretary or Assistant Secretary of Buyer, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or, to the best of their knowledge, threatened.

            (f) Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Brunini, Grantham, Grower & Hewes, PLLC, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel, to the effect that: (i) the Acquisition has been approved by all applicable regulatory authorities, and (ii) the execution, delivery, and performance of this Agreement by Buyer has been approved by all necessary corporate and shareholder action of Buyer. In rendering such opinions, Brunini, Grantham, Grower & Hewes, PLLC may rely without independent verification, to the extent customary for third party opinions in transactions of the kind contemplated by this Agreement, upon a certificate provided by the Chairman or Secretary of Buyer as to certain factual matters including the representations, warranties, and covenants contained in this Agreement and applicable to Buyer.

            (g) Receipt of Consents of Third Parties. Seller shall have received, in form and substance satisfactory to Seller, any and all consents, approvals or waivers of third parties as Seller, in its sole discretion, may deem necessary or appropriate to enable it to consummate the transactions contemplated by this Agreement without any material additional cost, expense, or liability to Seller or its affiliates.

      5.02 Conditions to Buyer's Obligations. The obligations of Buyer to consummate this Agreement are subject to the satisfaction, or the waiver in writing by Buyer to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

            (a) Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of this Agreement and the Acquisition, including the filings related to Buyer's merger with Southern Community Bank, Atlantic, a Florida state-chartered banking institution (the "Merger"), shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Merger, this Agreement, and the Acquisition including, but not limited to, approval of the OCC, shall have been received and shall be in full force and effect, all applicable waiting periods shall have passed, if any, and the Merger shall have been consummated.

            (b) Corporate Action. The Board of Directors and shareholders of Seller shall have taken all corporate action necessary to effectuate this Agreement and the Acquisition, and Seller shall have furnished Buyer with a certified copy of each such resolution adopted by the Board of Directors and shareholders of Seller evidencing the same.

            (c) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless a different date is specifically indicated in such representations and warranties), and Seller shall have delivered to Buyer a Certificate to that effect dated as of the Closing Date.

            (d) Covenants. Each and all of the covenants and agreements of Seller to be performed or complied with pursuant to this Agreement shall have been duly performed or complied with in all material respects by Seller, or waived by Buyer, and Seller shall have delivered to Buyer a Certificate to that effect dated as of the Closing Date.

            (e) No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of Buyer, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement; and Buyer shall have been furnished with a Certificate dated as of the Closing Date and signed by the Chairman, President, or Vice President, and the Secretary or Assistant Secretary of Seller, to the effect that no such litigation, investigation, inquiry, or proceeding is pending, or to the best of their knowledge, threatened.

            (f) Opinion of Counsel. Seller shall have delivered to Buyer an opinion, dated as of the Closing Date, of legal counsel reasonably satisfactory to Buyer and in form and substance reasonably satisfactory to Buyer and its counsel, to the effect that: (i) the Acquisition has been approved by all applicable regulatory authorities, and (ii) the execution, delivery, and performance of this Agreement by Seller has been approved by all necessary corporate and shareholder action of Seller. In rendering such opinions, such legal counsel may rely without independent verification, to the extent customary for third party opinions in transactions of the kind contemplated by this Agreement, upon a certificate provided by the Chairman or Secretary of Seller as to certain factual matters including the representations, warranties, and covenants contained in this Agreement and applicable to Seller.

            (g) Real Property. The Title Commitments (as defined in Section 2.01(b) herein) shall have been updated to or as close as practicable to (but in no event more than five (5) business days prior to) the Closing Date, and such updated Title Commitments shall not include any exceptions other than those set forth in the original Title Commitments and any other Permitted Exceptions.

            (h) Fixed Assets. There shall have been no material alteration in or material adjustment to the Fixed Assets. For purposes of this subsection
      (h), it will not be considered to be a material alteration or material adjustment to the Fixed Assets if (i) there is damage or destruction to the Fixed Assets as contemplated by Section 2.01(f) herein and Seller complies with said Section 2.01(f), or (ii) Seller makes additions to the Fixed Assets without Buyer's consent in order to correct emergency situations which are threatening to impair Seller's operations at a Branch.

      5.03 Non-Satisfaction of Conditions Precedent. The non-occurrence or delay of the Closing by reason of the failure to timely satisfy of all conditions precedent to the obligations of any party hereto shall in no way relieve such party of any liability to the other party hereto, nor be deemed a release or waiver of any claims the other party hereto may have against such party, if and to the extent the failure of timely satisfaction of such conditions precedent is attributable to the actions or inactions of such party.

                                   ARTICLE VI

                                     CLOSING

      6.01 Closing and Closing Date. The Acquisition contemplated by this Agreement shall be consummated and closed (the "Closing") at such location and time as shall be mutually agreed upon by Buyer and Seller, on a date to be mutually agreed upon by Buyer and Seller after all required regulatory approvals have been obtained, all applicable regulatory waiting periods associated therewith have expired, and all conditions to Closing have been satisfied (the "Closing Date").

      6.02 Seller's Actions at Closing. At the Closing (unless another time is specifically stated in Section 6.04 hereof), Seller shall, with respect to the
Branches:

            (a) deliver to Buyer at the Branches such of the Assets purchased hereunder as shall be capable of physical delivery, including, without limitation, all Assets comprising the safe deposit box business, if any, of the Branches;

            (b) execute, acknowledge and deliver to Buyer all such Warranty Deeds, endorsements, assignments, bills of sale, and other instruments of conveyance, assignment, and transfer as shall reasonably be necessary or advisable and reasonably acceptable to Buyer to consummate the sale, assignment, and transfer of the Assets sold or assigned to Buyer hereunder, and such other documents as the title company and Buyer's counsel may reasonably require; the originals of all blueprints, construction plans, specifications, and plats relating to the Owned Real Estate, which are now in Seller's possession or which Seller has reasonable access to; and such other documents or instruments as may be reasonably required by Buyer, required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing;

            (c) execute, acknowledge and deliver to Buyer a duly executed and recordable assignment to Buyer of the Third Party Lease and a consent to assignment from the landlord of the Third Party Lease in a form reasonably acceptable to Buyer;

            (d) assign, transfer, and make available to Buyer such of the following records as exist and are available and maintained at the Branches (in whatever form or medium then maintained by Seller) pertaining to the Deposit Liabilities and Branch Loans:

                  (i) originals or copies of signature cards, orders, contracts, and agreements between Seller and depositors of the Branches and borrowers with respect to Branch Loans, and all records of a similar character; and

                  (ii) a trial balance listing of records of account; and

                  (iii) all other miscellaneous records, statements and other data and materials maintained by Seller relative to any Deposit Liabilities being assumed by Buyer and Branch Loans being acquired by Buyer;

            (e) assign, transfer, and deliver to Buyer such safe deposit and safekeeping files and records (in whatever form or medium then maintained by Seller) pertaining to the safe deposit business of the Branches transferred to Buyer hereunder as exist and are available, together with the contents of the safe deposit boxes maintained at the Branches, as the same exist as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the leases or other agreements relating to the same) and all securities and other records, if any, held by the Branches for their customers as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the agreements or receipts relating to the same);

            (f) make available and transfer to Buyer on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to Buyer pursuant to the terms of this Agreement;

            (g) execute, acknowledge, and deliver to Buyer all Certificates and other documents required to be delivered to Buyer by Seller at the Closing pursuant to the terms of this Agreement;

            (h) assign by endorsement, in a form reasonably acceptable to Buyer, transfer and deliver to Buyer the contract, promissory note, or other evidence of indebtedness related to the Branch Loans together with the loan files and records and all evidence of collateral security of any nature whatsoever held by Seller as collateral (in whatever form or medium then maintained by Seller), and pertaining to such Branch Loans transferred to Buyer pursuant to this Agreement;

            (i) assign to Buyer all Seller's rights in and to the Assumed Contracts which are assignable and which constitute part of the Assets;

            (j) assign, transfer, and deliver to Buyer such files and records (in whatever form or medium maintained by Seller) pertaining to the Other Branch Services listed in Schedule G; and

            (k) deliver those advisory director resignations contemplated by
      Section 8.11.

      6.03 Buyer's Actions at Closing. At the Closing (unless another time is specifically stated in Section 6.04 hereof), Buyer shall, with respect to the
Branches:

            (a) execute, acknowledge, and deliver to Seller, to evidence the assumption of the liabilities and obligations of Seller by Buyer hereunder, an instrument of assumption in a form reasonably acceptable to Seller, and Seller shall then accept, execute, and acknowledge such instrument. Copies of such instrument may be recorded in the public records at the option of either party hereto. The execution and acknowledgment of such instrument shall not be deemed to be a waiver of any rights or obligations of any party to this Agreement;

            (b) receive, accept, and acknowledge delivery of all Assets, and all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to Buyer by Seller hereunder, and Buyer shall be responsible for coordinating with the title companies to effectuate the recording of Warranty Deeds on or after Closing and securing gap title insurance coverage in the event the Warranty Deeds are recorded post-Closing;

            (c) execute and deliver to Seller such written receipts for the Assets, properties, records, and other materials assigned, transferred, conveyed, or delivered to Buyer hereunder as Seller may reasonably have requested at or before the Closing;

            (d) pay to Seller on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to Seller at the Closing pursuant to the terms of this Agreement;

            (e) execute, acknowledge, and deliver to Seller all Certificates and other documents required to be delivered to Seller by Buyer at the Closing pursuant to the terms hereof; and

            (f) execute, acknowledge, and deliver to Seller an agreement wherein Buyer assumes obligations with respect to the Third Party Lease, the Assumed Contracts, and the IRA's for all periods following the Closing Date with respect thereto.

      6.04 Methods of Payment. Subject to the adjustment procedures set forth in this Section 6.04, the transfer of the funds, if any, due to Buyer or to Seller, as the case may be, as set forth pursuant to the terms of Section 1.04(a) hereof, shall be made on the Closing Date in immediately available funds. At least two (2) business days prior to the Closing, Seller and Buyer shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred. In order to facilitate the Closing, the parties agree: (i) that the amount of funds transferred on the Closing Date, pursuant to
Section 1.04(a) hereof, shall be computed based upon (a) the aggregate net book value, as previously defined, plus accrued interest of the Branch Loans as of the close of business on a day to be agreed between the parties, not more than three (3) business days preceding the Closing Date, (b) cash on hand at the Branches as of the close of business on a day to be agreed between the parties, not more than three (3) business days preceding the Closing Date, and (c) the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts) as of the close of business on a day to be agreed between the parties, not more than three (3) business days preceding the Closing Date, and
(d) the parties shall execute a preliminary closing statement. Furthermore, within ten (10) business days after the Closing, the parties shall make appropriate post-Closing adjustments, consistent with the provisions of Section
1.04 hereof, based upon actual Deposit Accounts as of the Closing Date, Branch Loans as of the Closing Date, and cash transactions which took place on the Closing Date or which took place prior to the Closing Date but which were not reflected in the preliminary closing statement, and shall execute the final settlement statement. In addition, prorations of prepaid and accrued income and expenses that cannot be reasonably calculated at the Closing shall be settled and paid based on actual amounts and calculations as soon as possible after the Closing.

      6.05 Effectiveness of Closing. Upon the satisfactory completion of the Closing, which does not include and shall not require completion of the adjustment and proration arrangements set forth in Section 6.04, the transactions shall be deemed to be effective and the Closing shall be deemed to have occurred.

                                   ARTICLE VII

                          CERTAIN TRANSITIONAL MATTERS

      7.01 Transitional Action by Buyer. After the Closing, unless another time is otherwise indicated:

            (a) Buyer shall: (i) pay in accordance with the law and customary banking practices and applicable Deposit Account contract terms, all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits, and withdrawal orders presented to Buyer by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the Deposit Accounts assumed by Buyer hereunder, whether drawn on checks, negotiable orders of withdrawal, drafts, or withdrawal order forms provided by Buyer or Seller; and (ii) in all other respects discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by Buyer hereunder; provided, however, that any obligations of Buyer pursuant to this Section 7.01 to honor checks, negotiable orders of withdrawal, drafts, or withdrawal orders on forms provided by Seller and carrying its imprint (including its name and transit routing number) shall not apply to any checks, drafts, withdrawal orders, or returned items (i) presented to Buyer more than one hundred eighty (180) days following the Closing Date, or (ii) on which a stop payment has been requested by the deposit customer. Buyer shall submit and file any required IRS reporting with respect to interest accrued and on Deposit Liabilities and Branch Loans after the Closing Date. The provisions of this subsection 7.01(a) shall in no way limit Buyer's duties or obligations arising under Section 1.03(b) hereof.

            (b) Buyer shall not later than thirty (30) days prior to the Closing Date, notify all depositors of the Branches by letter, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts, of Buyer's pending assumption of the Deposit Liabilities hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain Seller deposit-related services and/or Seller's debit card and automatic teller machine services impacted by the transactions contemplated by this Agreement, will be terminated. As an enclosure to such notices Buyer may, and no later than the Closing Date furnish appropriate depositors with brochures, forms and other written materials related or necessary to the assumption of the Deposit Accounts by Buyer and the conversion of said accounts to Buyer accounts, including the provision of checks to appropriate depositors using the forms of Buyer with instructions to such depositors to utilize such Buyer checks after the Closing Date and thereafter to destroy any unused checks on Seller's forms. The expenses of the printing, processing and mailing of such letter notices and providing new Buyer checks and other forms and written materials to appropriate customers shall be borne by Buyer. Before Closing, except as provided in this paragraph, Buyer will not contact customers of the Branches except as may occur in connection with advertising or solicitations directed to the public generally or in the course of obtaining the requisite regulatory approvals of the transaction. Anything to the contrary herein notwithstanding, Buyer shall provide, at no cost to Seller, any and all notices, communications, and filings which may be required by law, regulation, or otherwise, relating to any changes in terms and other matters relating to the Deposit Accounts and the Branch Loans occurring subsequent to the Closing Date.

            (c) Seller shall warrant that to the best of its knowledge all customer and account information related to the Branches that is provided to the Buyer for the purpose of a data conversion to the Buyer's data processing systems is accurate and without defect. If the Seller has knowledge of any irregularities in data associated with customer relationships or account ownership, Seller, at its expense, will correct irregularities no later than thirty (30) days prior to the Closing Date. All tasks and obligations concerning the provision of data processing services to or for the Branches after the Closing are the sole and exclusive responsibility of and shall be performed solely and exclusively by Buyer.

            (d) Buyer shall, not later than the close of business on the business day immediately following the Closing Date, supply suitable government-backed securities as security for any deposits of governmental units included among the Deposit Liabilities for which Seller had provided similar security.

            (e) Buyer shall, as soon as practicable but not more than ten (10) business days after the Closing Date, prepare and transmit at Buyer's expense to each of the obligors on Branch Loans transferred to Buyer pursuant to this Agreement a notice to the effect that the loan has been transferred and directing that payment be made to Buyer at the address specified by Buyer, with Buyer's name as payee on any checks or other instruments used to make payments, and, with respect to such loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of Buyer as the person to whom and place at which payments are to be made.

            (f) If the balance due on any Branch Loan transferred to Buyer pursuant to this Agreement has been reduced by Seller as a result of a payment by check or draft received prior to the close of business on the Closing Date, which item is returned unpaid to Seller after the day immediately preceding the Closing Date, the asset value represented by the loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by Buyer to Seller.

            (g) Buyer shall use its best efforts to cooperate with Seller in assuring an orderly transition of ownership of the Assets and responsibility for the Liabilities assumed by Buyer hereunder.

            (h) The duties and obligations of Buyer in this Section 7.01 shall survive the Closing.

      7.02 Transitional Actions by Seller. After the Closing, unless another time is otherwise indicated:

            (a) Seller shall use its best efforts to cooperate with Buyer in assuring an orderly transition of ownership of the Assets and responsibility for the Liabilities assumed by Buyer hereunder. Seller shall provide final statements as of the Closing Date, in conjunction with appropriate Deposit Liabilities, with interest and service charges pro-rated to the Closing Date. Seller shall submit and file any required IRS reporting with respect to interest accrued on Deposit Liabilities and Branch Loans through the Closing Date.

            (b) Upon the execution of this Agreement, Seller shall provide Buyer with applicable product functions and specifications in a mutually agreed upon format relating to the data processing support required for the Deposit Accounts, Branch Loans, and safe deposit business maintained at the Branches (such Deposit Accounts, Branch Loans, and safe deposit business, if applicable, hereinafter called the "Accounts"). Upon the execution of this Agreement, Seller shall provide to Buyer file formats relating to the Accounts in electronic media in a mutually agreed upon format and delivered via a secure Virtual Private Network (VPN). By not later than 3:00 A.M. Central Daylight Standard Time on the day immediately following the Closing Date, Seller shall provide the Buyer, the previously agreed upon electronic media to support the conversion requirements of the Buyer to transfer the Accounts to the Buyer's data processing systems. The electronic media is to be delivered via a secure Virtual Private Network
      (VPN) connection.

            (c) Upon the execution of this Agreement, Seller shall cooperate with Buyer, at no expense to Seller, to make provision for the installation of equipment in the Branches subject to approval by Seller; provided, however, that Buyer shall arrange for the installation and placement of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of Seller or the Branches.

            (d) Seller shall resign as custodian of each IRA account maintained at the Branches and assign the custodianship of such accounts to Buyer upon Closing.

            (e) Seller shall terminate its ATM/debit card service related to the Branches at such time as Seller and Buyer may agree. Such terminations will be preceded by the notice described in Section 7.01(b) herein.

            (f) Deposits and loan payments related to the Accounts sold (i) received by mail, ATM or other means other than ACH or wire, will be forwarded to Buyer the next day, and (ii) will not be accepted if attempted to be made in person.

            (g) As of the opening of business on the first business day after the Closing Date, Seller and Buyer shall provide the appropriate Federal Reserve Bank (the "FRB") with all information necessary in order to expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relative to the Deposit Liabilities and/or the Branch Loans (hereinafter collectively referred to as "Paper Items"). Buyer shall bear all charges and costs imposed by the Federal Reserve in connection with the reassignment of account number ranges for sorting the Paper Items.

            If the Federal Reserve and/or any other regional or local clearinghouse for negotiable instruments fails, refuses or is unable to direct sort such Paper Items for delivery to Buyer with the result that such Paper Items are presented to Seller, on each business day following the Closing and continuing until one hundred twenty (120) days after the Closing, Seller will make available to Buyer, all of the Paper Items which are received by Seller from the Federal Reserve and/or any regional or local clearinghouse on the prior business day. Seller shall electronically transmit to Buyer by 5:00 a.m. Central Daylight Standard Time each business day, information relating to checks received by Seller on the prior business day. On the same day, Seller will deliver physical custody of Paper Items to Buyer at a time and method agreed upon by Buyer and Seller, Seller shall also make available to Buyer information and records, including but not limited to systems printouts, concerning such Paper Items and concerning incoming ACH items as well as outstanding Automatic Teller Machine ("ATM") transactions. Such information and records, including but not limited to systems printouts, will utilize the most recent account number designated by Seller for each of the Deposit Accounts and/or the Branch Loans. Seller shall initiate appropriate Notification of Change requests relating to appropriate routing matters at the sole expense of Buyer up to one hundred twenty (120) days following the Closing Date . Each business day Seller will endeavor to see that the sum of (a) the actual Paper Items provided to Buyer plus (b) all ACH items and ATM transactions captured by Seller in its information and records balance with the sum of (c) the information and records, including but not limited to systems printouts, provided by Seller relative to the Paper Items plus (d) the information and records, including but not limited to systems printouts, provided relative to the ACH items and ATM transactions affecting the Deposit Accounts and/or the Branch Loans.

            Except as otherwise expressly noted, Seller shall provide the foregoing at no charge to Buyer, except that Buyer shall pay any charges assessed to Seller by the Federal Reserve, a national or local clearinghouse, and/or Seller's agent and/or processor to the extent such assessments relate to the Deposit Accounts.

            Seller and Buyer shall arrange for appropriate daily settlement between the parties in order that the transmission of all monies associated with the matters set forth in this Section 7.02(g) might be effected promptly. Buyer shall establish and maintain a settlement account to facilitate the daily settlements.

            Seller shall not be liable to Buyer for any failure to provide the data required by this Section 7.02(g) to the extent any such failure results from causes beyond Seller's control including war, strike or other labor disputes, acts of God, terrorists, errors or failures of the FRB, and/or a participating regional or local clearinghouse, or equipment failure or other emergency wherein Seller and/or its agent processor has been unable to process in clearings from the FRB or such clearinghouse.

            (h) For a period of sixty (60) days after the Closing Date, Seller will forward to Buyer, within two (2) business days of receipt, loan payments received by Seller with respect to the Branch Loans. Buyer will forward, within two (2) business days of receipt payments received by Buyer with respect to any loans not assigned to Buyer under this Agreement. Buyer and Seller further agree to refer customers to the branches of the other when such customers present payments over the counter to the party not holding their respective loan. Buyer shall reimburse Seller within thirty (30) days of notice by Seller to Buyer for any payments tendered by borrowers which were credited to the outstanding balance of any Branch Loan prior to the Closing Date and which are subsequently returned or otherwise withdrawn for any reason and Seller shall assign to Buyer any rights of Seller to recovery of such payments as against the relevant borrower.

            (i) The duties and obligations of the parties in this Section 7.02 shall survive the Closing; provided, however, that Seller shall have no obligation to take any action or furnish any service for the benefit of, or in favor of, any third party, unless such third party is a permitted assignee of Buyer pursuant to Section 10.06 hereof.

      7.03 Overdrafts and Transitional Action. Overdrafts paid on the Deposit Accounts with respect to ledger dates after the Closing Date will be the responsibility and risk of Buyer. Overdrafts approved with respect to ledger dates prior to the Closing Date will be the responsibility and risk of Seller.

      7.04 ATMs and Debit Cards.

            (a) Upon the execution of this Agreement and again prior to the Closing Date, Seller shall provide electronic media, along with a file format, containing customer name, card number, withdrawal limits, the Deposit Accounts activated by, accessible to or committed to such cards, issue dates and/or open dates, last transaction dates, and expiration dates as to all ATM and debit cards issued to customers of the Seller for the Branches. Seller shall cause the deactivation of its debit cards at a time mutually agreed upon by the Buyer and Seller.

            (b) Seller agrees to deactivate the ATMs located at the Branches at a time mutually agreed upon by the Buyer and Seller. Thereafter, Buyer shall reconfigure the ATMs to its standards for activation after the Closing Date.

            (c) Buyer and Seller agree to cooperate with each other to assure that all transactions originated through the ATM or originated with the ATM Cards prior to or on the Closing Date shall be for the account of Seller and all transactions originated after the Closing Date shall be for the account of Buyer. A post-closing adjustment shall be made in the manner set forth in Section
      6.04 hereof to reflect all such transactions which cannot be reasonably calculated as of the Closing.

      7.05 Environmental Matters.

            (a) Seller shall provide to Buyer, within twenty (20) days following the Effective Date, Phase I environmental site assessments (the "Phase I Assessments") for all Owned Real Estate.

            (b) If such Phase I Assessments reasonably indicate the necessity or desirability of further investigation to determine whether or not an Environmental Hazard exists at such Owned Real Estate, Buyer shall notify Seller in writing, not later than five (5) days after receipt of the Phase I Assessments, of Buyer's desire to have an environmental consultant selected by Buyer (the "Environmental Consultant"), to the extent reasonable and appropriate, conduct Phase II environmental site assessments (the "Phase II Assessments"). Any such further investigation or testing shall be conducted in such a manner as not to interfere with the normal operation of the Branches involved. All such Phase II Assessments shall be treated as information subject to Section 8.01 of this Agreement, shall be completed not more than forty (40) days after the Effective Date, and shall be conducted at no cost or expense to Buyer.

            (c) In the event that the Phase II Assessment is conducted and the Environmental Consultant discovers an Environmental Hazard during any such Phase II Assessment at any single parcel of Owned Real Estate, the remediation of which, in the reasonable judgment of the Environmental Consultant, is or would be the responsibility of Seller, or Buyer should it acquire such Owned Real Estate, and will result in projected remediation costs of $50,000 or more for such single parcel of Owned Real Estate, Buyer may, at Buyer's option, lease from Seller such single parcel of Owned Real Estate pursuant to a lease agreement which shall provide as follows:

                  (i) Such lease agreement shall be for a term of two (2) years from the Closing Date, with no obligation or right to renew (it being the intention of Seller that Buyer locate an alternative branch site during such two year period unless remediation occurs pursuant to this Section 7.05), at a rental equal to a fair market rental value;

                  (ii) Seller may sell such Owned Real Estate to any person at any time during the term of such lease agreement, subject to such lease agreement;

                  (iii) During the term of such lease agreement, in the event that Seller shall deliver to Buyer a report of a qualified environmental engineer or consultant certifying that the Environmental Hazard, at or on any such parcel of Owned Real Estate which is the subject of the lease agreement, has been remediated to the extent reasonably required under applicable Environmental Laws, Buyer shall be required to purchase such parcel of Owned Real Estate at the net book value as of the close of business of the month-end day most recently preceding the Closing Date; and

                  (iv) Other terms and conditions of the lease agreement shall be typical to branch leases in the relevant market of the subject Owned Real Estate and as negotiated between Seller and Buyer.

            If the projected remediation cost is less than $50,000 for any single parcel of Owned Real Estate, Buyer shall acquire such parcel and such cost shall be borne by Seller. In such case, Buyer shall be deemed to have waived any and all claims against Seller and its affiliates and its and their officers, directors, employees, or arising directly or indirectly as a result of the Environmental Hazards.

            (d) Buyer agrees that it and the Environmental Consultant shall conduct any Phase II Assessments or other investigations pursuant to this Section with reasonable care and subject to customary practices among environmental consultants and engineers, including, without limitation, following completion thereof, the restoration of any site to the extent practicable to its condition prior to such site assessment or investigation and the removal of all monitoring wells.

            (e) Any lease of a parcel of Owned Real Estate pursuant to this
      Section 7.05 shall in no way affect the transfer of any related assets or liabilities other than such parcel of Owned Real Estate to the Buyer at the Closing.

            (f) For purposes of this Section 7.05, the term "Environmental Law" shall mean any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, or agreement with any Federal or state governmental authority: (i) relating to the protection, preservation, or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety; or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and now in effect. Environmental Laws include, without limitation, the Clean Air Act (42 U.S.C. section 7401 et seq.), the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), and the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.).

            (g) For purposes of this Section 7.05, the term "Environmental Hazard" shall mean the presence of any Hazardous Substance in violation of and reasonably likely to require material remediation costs under, applicable Environmental Laws.

            (h) For purposes of this Section 7.05, the term "Hazardous Substance" shall mean any substance, whether liquid, solid, or gas, (a) listed, identified or designated as hazardous or toxic to a level which requires remediation under any Environmental Law;

      (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; (c) the use or disposal of which is regulated under Environmental Law; or (d) toxic mold spores.

      7.06 Effect of Transitional Action. Except as and to the extent expressly set forth in this Article 7, nothing contained in this Article 7 shall be construed to be an abridgment or nullification of the rights, customs and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article 7.

                                  ARTICLE VIII

                      GENERAL COVENANTS AND INDEMNIFICATION

      8.01 Confidentiality Obligations of Buyer. From and after the date hereof, Buyer, its affiliates, and parent company shall treat all information received from Seller concerning the business, assets, operations, and financial condition of Seller, and its affiliates, and its customers (including without limitation the Branches), as confidential (the "Confidential Information"), unless and to the extent that Buyer can demonstrate that such Confidential Information was already known to Buyer and its affiliates, or in the public domain, or received from a third person not known by Buyer to be under any obligation to Seller; and Buyer shall not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, Buyer shall, and shall cause its affiliates, if any, to, promptly return all documents and work papers containing, and all copies of, any Confidential Information received from or on behalf of Seller in connection with the transactions contemplated hereby. The covenants of Buyer contained in this
Section 8.01 are of the essence and shall survive any termination of this Agreement, but shall terminate at the Closing, if it occurs, with respect to any Confidential Information that is limited solely to the activities and transactions of the Branches; provided, however, that neither Buyer nor any of its affiliates shall be deemed to have violated the covenants set forth in this
Section 8.01 if Buyer shall in good faith disclose any of such Confidential Information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by Seller that all Confidential Information provided to Buyer related to the Acquisition may be provided to Buyer's affiliates as necessary for the purpose of consummating the Acquisition subject to compliance with the foregoing restrictions.

      8.02 Confidentiality Obligations of Seller. From and after the date hereof, Seller, its affiliates, and its parent corporation shall treat all information received from Buyer concerning Buyer's business, assets, operations, and financial condition as confidential (the "Confidential Information"), unless and to the extent Seller can demonstrate that such Confidential Information was already known to Seller or its affiliates, or in the public domain, or received from a third person not known by Seller to be under any obligation to Buyer; and Seller shall not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, Seller shall, and shall cause its affiliates, if any, to promptly return all documents and work papers containing, and all copies of, any such Confidential Information received from or on behalf of Buyer in connection with the transactions contemplated hereby. The covenants of Seller contained in this Section 8.02 are of the essence and shall survive any termination of this Agreement; provided, however, that Seller nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.02 if Seller shall in good faith disclose any of such Confidential Information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by Buyer that all Confidential Information provided to Seller related to the Acquisition may be provided to Seller's affiliates for the purpose of consummating the Acquisition subject to compliance with the foregoing restrictions. The covenants and obligations of Seller hereunder shall survive the Closing and any earlier termination of this Agreement.

      8.03 Indemnification by Seller. From and after the Closing Date, Seller shall indemnify, hold harmless, and defend Buyer from and against all losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any actions, suits, or proceedings commenced prior to the Closing (other than proceedings to prevent or limit the consummation of this Agreement) relating to operations at the Branches and/or the Deposit Liabilities of the Branches; and Seller shall further indemnify, hold harmless, and defend Buyer from and against all losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any actions, suits, or proceedings commenced on or after the Closing Date to the extent the same relate to operations at the Branches and/or the Deposit Liabilities of the Branches conducted prior to the Closing Date. The obligations of Seller under this Section 8.03 shall be contingent upon Buyer giving Seller written notice (i) of receipt by Buyer of any process and/or pleadings in or relating to any actions, suits, or proceedings of the kinds described in this Section 8.03, including copies thereof, and (ii) of the assertion of any claim or demand relating to the operation of the Branches and/or the Deposit Liabilities or Branch Loans prior to the Closing, including, to the extent known to Buyer, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. The rights of Buyer under this Section shall not apply to any suits, judgments, demands, set-offs, or other claims arising directly or indirectly in conjunction with the Branch Loans or other Assets transferred in accordance with this Agreement except claims for personal injury arising from injuries occurring at the Branches prior to the Closing. All notices required by the preceding sentence shall be given within fifteen (15) days of the receipt by Buyer of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. Seller shall have the right to take over Buyer's defense in any such actions, suits, or proceedings through counsel selected by Seller, to compromise and/or settle the same and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein. The covenants and obligations of Seller hereunder shall survive the Closing.

      8.04 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify, hold harmless and defend Seller from and against all claims, losses, liabilities, demands and obligations, including without limitation reasonable attorneys' fees and operating expenses, which Seller may receive, suffer, or incur in connection with (i) any losses incurred by Seller related to Seller's compliance with instructions from Buyer made pursuant to Section 7.04 of this Agreement and not related to any negligence or malfeasance on the part of Seller, and (ii) operations and transactions occurring after the Closing and which involve the Assets transferred, the Deposit Liabilities, or Branch Loans and the other obligations and liabilities assumed pursuant to this Agreement and (iii) any actions, suits, or proceedings commenced in connection with the Buyer's operation of the Branches after the Closing Date. The obligations of Buyer under this Section 8.04 shall be contingent upon Seller giving Buyer written notice (i) of the receipt by Seller of any process and/or pleadings in or relating to any actions, suits or proceedings of the kinds described in this Section 8.04, including copies thereof, and (ii) of the assertion of any claim or demand relating to the Assets transferred to and/or the Deposit Liabilities or Branch Loans and the other obligations and liabilities assumed by Buyer on or after the Closing, including, to the extent known to Seller, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within fifteen (15) days of the receipt by Seller of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. Buyer shall have the right to take over Seller's defense in any such actions, suits, or proceedings through counsel selected by Buyer, to compromise and/or settle the same and to prosecute any available appeals or review of any adverse judgment or ruling that may be entered therein. The covenants and obligations of Buyer hereunder shall survive the Closing.

      8.05 Non-Competition. For a period of two (2) years following the Closing Date, the parties do hereby agree as follows:

            (a) Seller. Without the written consent of the Buyer, the Seller and its subsidiaries and affiliates will not, directly or indirectly (1) open a banking office, branch office, ATM or loan or deposit production office;
      (2) solicit the former customers; (3) sponsor targeted advertisements to the former customers; (4) directly solicit Deposit Accounts of the type assumed by Buyer from customers whose Deposit Liabilities are assumed or acquired by Buyer pursuant to this Agreement; (5) solicit the refinance of any of Branch Loans from borrowers whose Branch Loans are being acquired by Buyer hereunder, except as may occur in connection with (i) solicitations outside the designated market area of the Branches, and (ii) customers or borrowers with a banking or other relationship with Seller or its affiliates at branches other than the Branches, including deposit or loan relationships (including non-Branch loans), or who have or maintain more than one place of business; or (6) otherwise engage in any form of competition with the business of Buyer in Okaloosa, Walton, and Bay Counties, Florida. Nothing contained in this Section 8.05(a) shall preclude Seller from continuing to operate its existing branch office within five (5) miles from the existing municipal boundaries of Mexico Beach located in Bay County, Florida on the Effective Date. In the event Seller subsequently agrees to sell any of its other Florida branches (whether by means of a merger or a purchase and assumption transaction), then this Section 8.05(a) shall terminate as to such branch or branches and Buyer's noncompete agreement set forth in Section 8.05(b) shall terminate as to the County or Counties in which such branch or branches are located. Notwithstanding the foregoing sentence, in the event Seller subsequently agrees to sell any of its other Florida branches (whether by means of a merger or a purchase and assumption transaction) to any entity controlled by James A. Taylor, Sr., James A. Taylor, Jr., or David R. Carter, then the provisions of this Section 8.05(a) will continue in full force and effect as set forth herein. For the purpose of this Section "control" shall mean ownership of five percent (5%) or more of the voting stock of the entity or any affiliate of the entity, or any entity on which any two of the above persons are members of the board of directors. The covenants and obligations of Seller hereunder shall survive the Closing.

            (b) Buyer. Subject to Section 8.05(a), without the written consent of the Seller, the Buyer and its subsidiaries and affiliates will not, directly or indirectly (1) sponsor targeted advertising to customers of Seller, (2) open a banking office, branch office, ATM or loan or deposit production office, or (3) otherwise engage in any form of direct competition with the business of the Buyer within five (5) miles of the existing municipal boundaries of Mexico Beach located in Bay County, Florida on the Effective Date or otherwise in Gulf, Franklin, Liberty and Calhoun Counties, Florida. The covenants and obligations of the Buyer shall survive the Closing.

      8.06 No Shop.

            (a) Certain Definitions. The following terms are used in this
      Section 8.06 with the meanings set forth below:

            "Acquisition Proposal" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving the Seller or any of the Branches: (i) any merger, consolidation, share exchange, business combination or other similar transaction that includes the Branches; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the Branches; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

            "Acquisition Transaction" means any of the following (other than the transaction contemplated hereunder) involving the Seller or any of the
      Branches: (i) any merger, consolidation, share exchange, business combination or other similar transaction that includes the Branches; or
      (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the Branches.

            "Superior Proposal" has the meaning set forth in Section 8.06(b).

            (b) Acquisition Proposals. Seller agrees that neither it nor any of its affiliates shall, and that it shall direct and use its reasonable best efforts to cause its and each such affiliate's directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. Seller further agrees that neither Seller nor any of its affiliates shall, and that it shall direct and use its reasonable best efforts to cause its and each such affiliate's directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any third party relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this subsection 8.06(b) shall prevent the

      Seller or its Board of Directors from (A) complying with its disclosure obligations under federal or state law; (B) engaging in any negotiations or discussions with any third party who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the shareholder of Seller, if and only to the extent that, in each such case referred to in clause (B) or (C) above, (i) Seller's Board of Directors determines in good faith (after consultation with legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and
      (ii) Seller's Board of Directors determines in good faith (after consultation with its legal counsel and other advisors) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the third party making the proposal and would, if consummated, result in a transaction more favorable to Seller from a financial point of view than the transaction proposed in this letter of intent. An Acquisition Proposal which is received and considered by the Seller in compliance with this subsection 8.06(b) and which meets the requirements set forth in clause (C) of the preceding sentence is herein referred to as a "Superior Proposal." Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. Seller agrees that it will notify Buyer immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Seller or any of its representatives.

            (c) Fee. If at any time prior to September 30, 2003, Seller enters into an acquisition agreement or similar agreement (each, an "Acquisition Agreement") with respect to a Superior Proposal which has been received and considered by Seller and Seller's Board of Directors in compliance with subsection 8.06(b) hereof, then Seller shall immediately notify Buyer and, in recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the proposed transaction, the parties hereto agree that Seller shall pay Buyer the termination fee described in Section 9.05 herein in immediately available funds on the date Seller enters the Acquisition Agreement.

      8.07 Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. Without limiting the foregoing, Seller agrees to execute and deliver such deeds, bills of sale, acknowledgments, and other instruments of conveyance and transfer as, in the judgment of Buyer, shall be necessary and appropriate to vest in Buyer the legal and equitable title to the Assets of Seller being conveyed to Buyer hereunder. Further, Buyer, at its sole cost and expense, shall prepare and shall file, or shall cause to be prepared and filed, with any appropriate third parties, any and all documents and notices which are necessary and proper to transfer to Buyer any security interests and other rights of Seller in and to collateral securing the Branch Loans being transferred hereunder. Seller shall cooperate with Buyer in executing any necessary and proper documents and notices as may be appropriate in furtherance of the foregoing covenant and consistent with the terms of this Agreement provided, however, that nothing contained herein shall relieve Buyer of its obligations as set forth herein. The covenants and obligations of the parties hereunder shall survive the Closing.

      8.08 Operation of the Branches. Except as otherwise expressly provided in this Agreement, after the Closing Date neither Seller, its subsidiaries, affiliates nor parent corporation shall be obligated to provide for any managerial, financial, business, or other services to the Branches, including without limitation any personnel, employee benefit, data processing, accounting, risk management, or other services or assistance that may have been provided to the Branches prior to the close of business on the Closing Date, and Buyer shall take such action as may in its judgment appear to be necessary or advisable to provide for the ongoing operation and management of, and the provision of services and assistance to, the Branches after the Closing Date. Preceding the Closing, Seller shall cooperate with any reasonable requests of Buyer directed to obtaining specifications for the procurement of new signs of Buyer's choosing for installation by Buyer of new signs immediately following the close of business on the Closing Date; provided however that Buyer's receipt of all sign specifications shall be obtained by Buyer in a manner that does not significantly interfere with the normal business activities and operations of the Branches and shall be at the sole and exclusive expense of Buyer. It is understood by the parties hereto that all mounting facilities for the signs shall be considered as Fixed Assets for purposes of this Agreement.

      8.09 Information After Closing. Until the expiration of applicable legal requirements for retention of the specific records, upon written request of Seller to Buyer or Buyer to Seller, as the case may be, such requested party shall provide the requesting party with reasonable access to, or copies of, information and records relating to the Branches which are then in the possession or control of the requested party reasonably necessary to permit the requesting party or any of its subsidiaries or affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory, policies or requirements, or any legal or regulatory proceeding thereunder or requests related to customer relationships at the Branches prior to Closing. In the event of any such requests, the requesting party shall reimburse the requested party for the reasonable costs of the requested party related to such request. After such requirements have expired, Buyer or Seller, as the case may be, may destroy such records unless within fifteen (15) days of the expiration of such requirement, the Buyer or Seller, as the case may be, requests that such records be delivered at the requesting party's expense, to the requesting party. The covenants and obligations of the parties hereunder shall survive the Closing.

      8.10 Additional Loans. If Seller makes a new extension of credit to a borrower at the Branches for $250,000 or more (excluding renewals of existing loans) without prior notice to Buyer, Buyer may, in addition to other reasons which render such credit unsatisfactory to Buyer, refuse to purchase such loan at Closing.

      8.11 Advisory Directors. Buyer agrees that the current advisory directors of Seller for the Emerald Coast Bank, except for Messrs. James A. Taylor and James A. Taylor, Jr., shall be asked to serve as the Emerald Coast Community Advisory Group of Buyer after Closing. Messrs. James A. Taylor and James A. Taylor, Jr. shall submit their written resignations as advisory directors of the Emerald Coast Bank at or prior to Closing.

                                   ARTICLE IX

                                   TERMINATION

      9.01 Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent of the parties authorized by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of each of Seller and Buyer.

      9.02 Termination by Seller. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of Seller:

            (a) in the event of a material breach by Buyer of this Agreement;

            (b) in the event any of the conditions precedent specified in
      Section 5.01 of this Agreement have not been met as of the date required by this Agreement and have not been waived by Seller;

            (c) in the event any regulatory approval for the consummation of the Acquisition is denied by the applicable regulatory authority; or

            (d) on or after September 30, 2003 if the Closing has not then occurred unless the failure to consummate by such date is due to a breach of this Agreement by Seller.

      9.03 Termination by Buyer. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of Buyer:

            (a) in the event of a material breach by Seller of this Agreement;

            (b) in the event any of the conditions precedent specified in
      Section 5.02 of this Agreement have not been met as of the date required by this Agreement and have not been waived by Buyer;

            (c) in the event any regulatory approval required for consummation of the Acquisition or Merger is denied by the applicable regulatory authority;

            (d) on or after September 30, 2003 if the Closing has not then occurred unless the failure to consummate by such time is due to a breach of this Agreement by Buyer; or

            (e) at the option of Buyer in the event that there is a material adverse change in the Assets, Liabilities, financial condition or results of operations of Seller, or pending or threatened litigation or claims with respect to the transactions contemplated by this Agreement which, in the opinion of Buyer, may hinder or delay the Seller's ability to perform its obligations hereunder and to consummate the Acquisition and which cannot be cured by the Seller prior to September 30, 2003.

      9.04 Effect of Termination. The termination of this Agreement pursuant to Sections 9.02 or 9.03 of this Article 9 shall not release any party hereto from any liability or obligation to the other party hereto arising from (i) a breach of any provision of this Agreement occurring prior to the termination hereof, or
(ii) the failure to timely satisfy all conditions precedent to the obligations of a party to the extent that such failure is attributable to the actions or inactions of such party.

      9.05 Termination Fee. In the event this Agreement is terminated by (i) Seller pursuant to Section 8.06, or (ii) Buyer for a reason other than as set forth in Section 9.03, the terminating party shall pay to the non-terminating party a termination fee in the amount of Five Million Dollars ($5,000,000). The termination fee shall be payable to the appropriate party in full by the other party in immediately available funds on, as to the Seller the date Seller enters an Acquisition Agreement and, as to Buyer, the date of the delivery of the notice of termination.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

      10.01 Expenses. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expenses, whether or not the transactions contemplated hereby are consummated. The provision of this Section 10.01 are of the essence and shall survive the termination of this Agreement.

      10.02 Certificates. All statements contained in any certificate ("Certificate') delivered by or on behalf of Seller or Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the Certificate hereunder. Each such Certificate shall be executed on behalf of the party delivering the Certificate by duly authorized officers of such party.

      10.03 Termination of Representations and Warranties. The respective representations and warranties of Seller and Buyer contained or referred to in this Agreement or in any Certificate, schedule, or other instrument delivered or to be delivered pursuant to this Agreement shall terminate at the Closing, except for:

            (a) those representations and warranties contained in the Warranty Deeds delivered by Seller to Buyer at the Closing;

            (b) those representations and warranties contained in any bill of sale relating to the Assets delivered by Seller to Buyer at Closing;

            (c) those representations and warranties contained in any instrument of assumption, or any Third Party Lease delivered by Buyer to Seller at the Closing; and

            (d) those representations and warranties contained in any Certificate delivered by the parties at the Closing.

      10.04 Waivers. Prior to Closing, any provision of this Agreement may be waived by the party benefited by the provision by written instrument signed by duly authorized officers of such party.

      10.05 Notices. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service and notice shall be deemed to have been given when received; provided, however, if notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery.

            If to Seller:

            The Bank
            17 North Twentieth Street
            Birmingham, AL 35203
            Attention: James A. Taylor, Chairman

            With copies to:

            The Bank
            17 North Twentieth Street
            Birmingham, AL 35203
            Attention: F. Hampton McFadden, Jr., Esq.

            If to Buyer:

            Trustmark National Bank
            248 E. Capitol Street, Suite 540
            Jackson, MS 39201
            Attention: Richard G. Hickson, Chairman
                       and Chief Executive Officer

            With a copy to:

            Brunini, Grantham, Grower & Hewes, PLLC
            248 E. Capitol Street, Suite 1400
            Jackson, MS 39201
            Attention: Granville Tate, Jr., Esq.

or such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.

      10.06 Parties in Interest; Assignment; Amendment. The rights and obligations of each party hereto shall be exclusively and individually binding upon, and shall inure exclusively and individually to the benefit of, that party and its respective permitted successors and assigns. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and permitted assigns, and no person who is not a party hereto (or a permitted successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto and is not assignable.

      10.07 Headings. The headings, table of contents, and index to defined terms (if any) used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      10.08 Terminology. The specific terms that are defined in various provisions of this Agreement shall apply throughout this Agreement (including without limitation each Schedule hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including such Schedule):

            (a) The term "business day" shall mean any day other than a Saturday, Sunday, or a day on which either Seller or Buyer is closed in accordance with applicable law or regulation. Any action, notice, or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a business day may be taken, given, or exercised, and shall not lapse, until the next business day following.

            (b) The term "affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

            (c) The term "material" shall mean, with respect to the Seller, a breach of any representation, warranty or covenant contained in this Agreement which, separately or in the aggregate with any other such breach, does or could result in a cost, loss, detriment or obligation in excess of $400,000 or a reduction in the total Branch Loans of $20 million or Deposit Liabilities of $30 million. Provided, however, with reference to the representations, warranties, and covenants of Buyer contained in this Agreement, "material" shall have the meaning normally accorded such terms considering the relative importance of such representation, warranty, or covenant in the context of an organization of the type of and size of Buyers.

            (d) The term "Permitted Exceptions" shall mean, with respect to the Owned Real Estate and the Leased Real Estate: (i) those standard exceptions appearing as Schedule B items in a standard ALTA owners or leasehold title insurance policy (other than for matters revealed by a current survey), and any other exceptions, restrictions, easements, rights of way, and encumbrances referenced in the Title Commitments delivered by Seller to Buyer as indicated in Section 2.01(b) of this Agreement; (ii) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; (iii) such other liens, imperfections in title, charges, easements, restrictions, and encumbrances (but in all cases of Owned Real Estate excluding those which secure borrowed money) which, individually and in the aggregate, do not materially detract from the value of, or materially interfere with the present use of, any property subject thereto or affected thereby; and (iv) such other exceptions as are approved by Buyer in writing.

            (e) The term "person" shall mean any individual, corporation partnership, limited liability company, association, trust, or other entity, whether business, personal, or otherwise.

            (f) Unless expressly indicated otherwise in a particular context, the terms "herein," "hereunder," "hereto," "hereof," and similar references refer to this Agreement in its entirety and not to specific articles, sections, schedules, or subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated articles, sections, and subsections refer to designated portions of this Agreement (but do not refer to portions of any Schedule unless such Schedule is specifically referenced) and do not refer to any other document.

            (g) The term "subsidiary" shall mean a corporation, partnership, limited liability company, joint venture, or other business organization more than 50% of the voting securities or interests in which are beneficially owned or controlled by the indicated parent of such entity.

      10.09 Flexible Structure. References in this Agreement to federal or state laws or regulations, jurisdictions, or chartering or regulatory authorities shall be interpreted broadly to allow maximum flexibility in consummating the transactions contemplated hereby in light of changing business, economic, and regulatory conditions. Without limiting the foregoing, in the event Seller and Buyer agree in writing to alter the legal structure of the transaction contemplated by this Agreement to such laws, regulations, jurisdictions, and authorities shall be deemed to be altered to reflect the laws, regulations, jurisdictions, and authorities that are applicable in light of such change.

      10.10 Press Releases. Seller or Buyer, as the case may be, shall approve, in writing prior to issuance, the form and substance of any press release or other public disclosure relating to any matters relating to this Agreement issued by the other. Nothing contained herein shall restrict or prohibit Buyer or Seller from issuing press releases or public disclosures which, based on the advice of counsel, are required by applicable law or regulation and limited to information necessary for compliance with same.

      10.11 Entire Agreement. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. All schedules, exhibits, and appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.

      10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Mississippi applicable to contracts made and to be performed entirely within such State.

      10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.14 Allocation Schedule. The total purchase price for the Acquisition shall be allocated in accordance with Schedule L. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule L for all tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any proceeding related to the determination of any tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

      10.15 Severability. Except to the extent that application of this Section
10.15 would have a Material Adverse Effect on Buyer or Seller, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid on unenforceable the remaining terms of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute the valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

      10.16 Enforcement of Agreement. Seller hereby agrees that irreparable damage would occur to Buyer in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except upon the occurrence of an event described in Section 8.06 for which the termination fee set forth in
Section 9.05 will be payable by the Seller to the Buyer, Buyer shall be entitled to an injunction or injunctions to prevent Seller's breach of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. In no event shall Seller be entitled to demand specific performance of Buyer's obligations under this Agreement.

      10.17 Interpretation. When a reference is made in this Agreement to the Sections, Schedules, or Exhibits, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      10.18 No Rule of Construction. The parties acknowledge that this Agreement was initially prepared by Buyer and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

      [Remainder of page intentionally omitted]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                            THE BANK

ATTEST:

                                            /s/JAMES A. TAYLOR
------------------------------------        ------------------------------------
                                            James A. Taylor, Chairman


(Seal)

                                            TRUSTMARK NATIONAL BANK

ATTEST:

/s/T.HARRIS COLLIER,III                     /s/RICHARD G. HICKSON
------------------------------------        ------------------------------------
T. Harris Collier, III,                     Richard G. Hickson, Chairman and
Secretary                                   Chief Executive Officer


(Seal)